As filed with the Securities and Exchange Commission on November 30, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARSH & McLENNAN COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6411	36-2668272
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	1166 Avenue of the Americas New York, NY 10036-2774 (212) 345-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter J. Beshar, Esq.

Executive Vice President and General Counsel

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036-2774

(212) 345-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Richard D. Truesdell, Jr.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value	19,485,073.0751	$22.42	$436,855,338.34	$24,376.53

(1)	The prospectus included in this registration statement is a combined prospectus under Rule 429 of the Securities Act. The prospectus included here also relates to 13,964,926.9249 of unsold shares of the Registrant’s common stock, par value $1.00 per share, covered by the registration statement on Form S-4 (File No. 333-155571) of the Registrant, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 21, 2008, as amended on December 5, 2008 (the “Prior Registration Statement”), which are being carried forward in connection with this registration statement. The Registrant previously paid $12,156.40 in filing fees with respect to those securities.
(2)	Pursuant to Rule 457(c) under the Securities Act, the offering price is based on the average of the high ($22.57) and low ($22.26) prices of one share of common stock, as reported on the New York Stock Exchange on November 27, 2009, and has been established solely for the purpose of calculating the registration fee.

Pursuant to Rule 429 under the Securities Act, this registration statement also relates to the 13,964,926.9249 shares of common stock that the Registrant previously registered on the Prior Registration Statement. Upon effectiveness, this registration statement, together with the Prior Registration Statement, will relate to an aggregate of 33,450,000 shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. A registration statement relating to the securities described in this document has been filed with the Securities and Exchange Commission. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

Marsh & McLennan Companies, Inc.

33,450,000 Shares of Common Stock

This prospectus relates to 33,450,000 shares of our common stock, par value $1.00 per share, that we may offer and issue from time to time in connection with future acquisitions of other businesses, assets or securities.

The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. We expect that the price of the shares we issue will be related to their market price, either when we agree to the particular acquisition, when we issue the shares, or during some other negotiated period.

We will pay all expenses of this offering. We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “MMC.” On November 27, 2009, the last reported sales price of our shares of common stock was $22.26.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and “Risk Factors” beginning on page 14 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “we,” “us,” and “our” refer to Marsh & McLennan Companies, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities pursuant to the registration statement, we will, if necessary, file a post-effective amendment to the registration statement or a supplement to this prospectus as required that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge upon your request, a copy of any documents that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document by writing to: Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000). To ensure timely delivery, you must request the information no later than five (5) business days before you make your investment decision.

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MARSH & MCLENNAN COMPANIES, INC.

Marsh & McLennan Companies, Inc., together with its subsidiaries (“MMC”), is a global professional services firm providing advice and solutions in the areas of risk, strategy, and human capital. MMC’s subsidiaries include Marsh, which provides risk and insurance services; Guy Carpenter, which provides reinsurance services; Mercer, which provides human resource and related financial advice and services; the Oliver Wyman Group, which provides management consulting and other services; and Kroll, which provides risk consulting and technology services. With more than 52,000 employees worldwide, MMC provides analysis, advice and transactional capabilities to clients in over 100 countries.

Our principal offices are located at 1166 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 345-5000. We maintain a website at http://www.mmc.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS

RISKS RELATING TO MMC GENERALLY

Legal and Regulatory Issues

We are subject to legal proceedings and other contingencies which, if determined unfavorably to us, could have a material adverse effect on our business, results of operations or financial condition.

As more fully described in Note 16 to our consolidated financial statements included under Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, we are subject to a number of legal proceedings, regulatory actions and other contingencies. An adverse outcome in connection with one or more of these matters could have a material adverse effect on our business, results of operations or financial condition in any given quarterly or annual period. In addition, regardless of any eventual monetary costs, these matters could have a material adverse effect on MMC by exposing us to negative publicity, reputational damage, harm to our client or employee relationships, or diversion of personnel and management resources.

We are subject to significant uninsured exposures arising from “errors and omissions” claims.

MMC’s operating companies provide numerous brokerage, consulting, actuarial and other services for clients around the world. As a result of these activities, we are subject to errors and omissions, or “E&O,” claims by clients and third parties who allege that they were damaged as a result of the operating company’s alleged failure to perform its services as expected, such as those claims alleged in a lawsuit by the Alaska Retirement Management Board against Mercer. Certain E&O claims seek damages, including punitive damages, in amounts that could, if awarded, be significant and subject MMC, in addition to potential liability for monetary damages, to reputational harm and diversion of personnel and management resources. As described below, for certain policy years, we have limited third party insurance for E&O matters, including the Alaska Retirement Management Board matter.

MMC has varying levels of third party insurance coverage against E&O claims, depending on the policy year. To the extent that expected losses exceed MMC’s retention in any policy year, MMC records a liability and an asset for the amount that MMC expects to recover under its third-party insurance programs. The policy limits and coverage terms of the third-party insurance vary to some extent by policy year, but MMC is not aware of coverage defenses or other obstacles to coverage that would limit recoveries in years prior to policy year 2001-2002 in a material amount.

In policy years subsequent to 2001-2002, the availability of third-party insurance has declined significantly, which has caused MMC to assume increasing levels of self-insurance for its potential E&O exposures. MMC utilizes internal actuarial and other estimates, and case level reviews by inside and outside counsel, to establish loss reserves, in accordance with SFAS No. 5 (“Accounting for Contingencies”), to provide for its loss retention. These reserves are reviewed quarterly and adjusted as developments warrant. Nevertheless, given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on MMC’s results of operations, financial condition or cash flow in a given quarterly or annual period.

Our compliance systems and controls cannot guarantee that we are in compliance with all potentially applicable U.S. federal and state or foreign laws and regulations, and actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

Our activities are subject to extensive regulation under the laws of the United States and its various states, the European Union and its member states, and the other jurisdictions in which we operate. For example, our insurance and reinsurance services activities, as well as certain of our consulting and related activities, in the United Kingdom are under the jurisdiction of the Financial Services Authority. Compliance with foreign and U.S. laws and regulations that are applicable to our international operations is complex and may increase our cost of doing business in international jurisdictions. These laws and regulations include import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. While we attempt to comply with all applicable laws and regulations, there can be no assurance that we, our employees, our consultants or our contractors are in full compliance with all applicable laws and regulations or interpretations of these laws and regulations at all times or that we will be able to comply with any future laws, regulations or interpretations of these laws and regulations. If we fail to comply with applicable laws and regulations, including those referred to above, we may be subject to investigations, criminal sanctions or civil remedies, including fines, injunctions, loss of an operating license or approval, the suspension of individual employees, limitations on engaging in a particular business or redress to clients. The cost of compliance or the consequences of non-compliance could have a material adverse effect on our business and results of operations. In addition, these matters could have a material adverse effect on MMC by exposing us to negative publicity, reputational damage or harm to our client or employee relationships.

In most jurisdictions, government regulatory authorities have the power to interpret or amend applicable laws and regulations, and have discretion to grant, renew and revoke various licenses and approvals we need to conduct our activities. Such authorities may require MMC to incur substantial increases in costs in order to comply with such laws and regulations. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from state to state or country to country. In the event those interpretations eventually prove different from those of regulatory authorities, we might be penalized or precluded from carrying on our previous activities. Moreover, the laws and regulations to which we are subject may conflict among the various jurisdictions and countries in which we provide services. Any significant impairment of our ability to conduct our business as we historically have done could have a material adverse effect on our business, results of operations or financial condition.

Finally, government involvement in the insurance or reinsurance markets could displace insurance or reinsurance currently available from the private market and adversely affect our financial condition and results of operations.

Improper disclosure of personal data could result in legal liability or harm our reputation.

One of our significant responsibilities is to maintain the security and privacy of our clients’ confidential and proprietary information and the personal data of their employees and retirement and other benefit plan participants. We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information. Nonetheless, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information. Such disclosure could harm our reputation and subject us to liability under our contracts and laws that protect personal data, resulting in increased costs or loss of revenue.

Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace.

International Operations

We are exposed to multiple risks associated with the global nature of our operations.

We do business worldwide. In 2008, 54 percent of MMC’s total operating segment revenue was generated from operations outside the United States, and over one-half of our employees are located abroad. We expect to expand our non-U.S. operations further.

The geographic breadth of our activities subjects us to significant legal, economic, operational, market and reputational risks. These include, among others, risks relating to:

•	economic and political conditions in foreign countries, including the recent disruption in the global financial markets;

•	international hostilities, terrorist activities, natural disasters and infrastructure disruptions;

•	local investment or other financial restrictions that foreign governments may impose;

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potential costs and difficulties in complying, or monitoring compliance, with rules relating to trade sanctions administered by the U.S. Office of Foreign Assets Control, the requirements of the U.S. Foreign Corrupt Practices Act, or other U.S. laws and regulations applicable to business operations abroad;

•	limitations that foreign governments may impose on the conversion of currency or the payment of dividends or other remittances to us from our non-U.S. subsidiaries;

•	withholding or other taxes that foreign governments may impose on the payment of dividends or other remittances to us from our non-U.S. subsidiaries;

•	potential transfer pricing-related tax exposures that may result from the allocation of U.S.-based costs that benefit our non-U.S. businesses;

•

the length of payment cycles and potential difficulties in collecting accounts receivable, particularly in light of the increasing number of insolvencies in the current economic environment and the numerous bankruptcy laws to which they are subject;

•	engaging and relying on third parties to perform services on behalf of MMC;

•	potential difficulties in monitoring employees in geographically dispersed locations; and

•

potential costs and difficulties in complying with a wide variety of foreign laws and regulations (including tax systems) administered by foreign government agencies, some of which may conflict with U.S. or other sources of law.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities, and the proper functioning of our computer, telecommunication and other related systems and operations. In such an event, our operational size, the multiple locations from which we operate, and our existing back-up systems would provide us with an important advantage. Nevertheless, we could still experience near-term operational challenges with regard to particular areas of our operations, such as key executive officers or personnel.

Our operations, particularly within our Consulting and Risk Consulting and Technology segments, are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. We could potentially lose client data or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.

We regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

Competitive Risks

Each of MMC’s businesses operates in a highly competitive environment. If we fail to compete effectively, our business and results of operations will suffer.

As a global professional services firm, MMC experiences acute and continuous competition in each of its operating segments. Our ability to compete successfully depends on a variety of factors, including our geographic reach, the sophistication and quality of our services, and our pricing relative to our competitors. If we are unable to respond successfully to the competition we face, our business and results of operations will suffer.

In our Risk and Insurance Services segment, we compete intensely against two other major global brokerage firms, Aon and Willis, for both client business and employee talent. We also face competition from a wide range of other insurance brokerage firms that operate on a regional, national or local scale; many of these firms, unlike Marsh, Aon and Willis, have not stopped accepting contingent commissions, and thus may have greater pricing flexibility than we do. We compete as well with insurance and reinsurance companies that market and service their insurance products without the assistance of brokers or other market intermediaries, and with various other companies that provide risk-related services. The above competition is intensified by an industry trend toward a “syndicated” or “distributed” approach to the purchase of insurance brokerage services, whereby a client engages multiple brokers to service different portions of the client’s account.

In our Consulting and Risk Consulting and Technology segments, we compete for business and employee talent with numerous independent consulting firms and organizations affiliated with accounting, information systems, technology and financial services firms around the world. Kroll also competes with law firms for certain of its services.

The loss of key professionals could hurt our ability to retain existing client revenues and generate revenues from new business.

Across all of our businesses, our personnel are crucial to developing and retaining the client relationships on which our revenues depend. It is therefore very important for us to retain significant revenue-producing employees and the key managerial and other professionals who support them. We face numerous challenges in this regard, including:

•	the intense competition for talent in all of our businesses;

•	the general mobility of professionals in our businesses; and

•	the difficulties we may face in offering compensation of a type and amount (including equity-based compensation) sufficient to attract, motivate and retain valuable employees.

Losing employees who manage or support substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete client engagements, which would adversely affect our results of operations. In addition, if any of our key professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services.

Consolidation in the industries that we serve could adversely affect our business.

Particularly in the current economic environment, companies in the industries that we serve may seek to achieve economies of scale and other synergies by combining with or acquiring other companies. If two or more of our current clients merge or consolidate and combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its services, we may lose work from that client or lose the opportunity to gain additional work. The increased market power of larger companies could also increase pricing and competitive pressures on

us. Any of these possible results of industry consolidation could adversely affect our business. Guy Carpenter is especially susceptible to this risk given the limited number of insurance company clients and reinsurers in the marketplace.

Our businesses face rapid technological changes and our failure to adequately anticipate or respond to these changes could adversely affect our business and results of operations.

To remain competitive in many of our business areas, we must identify the most current technologies and methodologies and integrate them into our service offerings. For example, Guy Carpenter’s risk-modeling services are increasingly dependent on implementing advanced software and data-compilation tools; Kroll’s e-discovery business depends on advanced search technology and computerized document processing; and Mercer’s ability to price its outsourcing services competitively is highly dependent on the efficient and cost effective use of technology. If we do not make the correct technology choices or investments, or if our choices or investments are insufficiently prompt or cost-effective, our business and results of operations could suffer.

Financial Risks

Our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity.

Global economic and political conditions affect our clients’ businesses and the markets they serve. Recently, the credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States and foreign governments. These economic conditions have resulted in negative impacts on businesses and financial institutions, and financial services entities in particular. The current global economic crisis is having a significant effect on our Consulting and Risk Consulting and Technology segments in particular. Many of our clients have been reducing expenses, including amounts they spend on consulting services. If these economic conditions persist or deteriorate, they could potentially have a significant impact on our operations.

These economic conditions may reduce demand for our services or depress pricing of those services, which could have a material adverse effect on our results of operations. Changes in global economic conditions could also shift demand to services for which we do not have competitive advantages, and this could negatively affect the amount of business that we are able to obtain. Should it become necessary for us to further restructure our business, including reducing our work force, as a result of these market conditions or other factors that reduce the demand for our products and services, our ability to execute our business strategy could be adversely affected.

Financial institution failures may cause us to incur increased expenses or make it more difficult either to utilize our existing debt capacity or otherwise obtain financing for our operations, investing activities (including the financing of any future acquisitions), or financing activities.

Our cash investments, including those held in a fiduciary capacity, are subject to general credit, liquidity, counterparty, market and interest rate risks that may be exacerbated by the recent global financial crisis. If the banking system or the fixed income, credit or equity markets continue to deteriorate or remain volatile, the values and liquidity of our investments could be adversely affected.

Our significant non-U.S. operations expose us to exchange rate fluctuations and various risks that could impact our business.

We are subject to exchange rate risk because some of our subsidiaries receive revenue other than in their functional currencies, and because we must translate the financial results of our foreign subsidiaries into U.S. dollars. Our U.S. operations earn revenue and incur expenses primarily in U.S. dollars. In certain jurisdictions (primarily the United Kingdom), however, our Risk and Insurance Services operations generate revenue in a number of different currencies, but expenses are almost entirely incurred in local currency. Due to fluctuations in foreign exchange rates, we are subject to economic exposure as well as currency translation exposure on the profits of our operations. Exchange rate risk could have a material adverse effect on our financial condition, results of operations or cash flow.

Changes in interest rates and increased counterparty risk could reduce the value of our investment portfolio and adversely affect our financial condition or results.

The recent failures, bankruptcies, rescues and distressed acquisitions of previously highly rated financial institutions indicate a possibly dramatic realignment of companies in the financial services sector and reflect the market’s lack of a clear understanding of the financial health of financial institutions. Many widely-held investments previously rated investment grade have declined in value precipitously and unexpectedly in recent months, resulting in substantial trading and investment losses for corporate and other investors. In order to avoid these risks, investors have favored securities issued, guaranteed or supported by the U.S. or international governments, which has resulted in reduced yields on these and other investments considered to be lower risk. Although we generally employ a conservative investment strategy with respect to our cash investments, including those held in a fiduciary capacity, we may incur investment losses as a result of these unusual and unpredictable market developments and we may experience reduced investment earnings if the yields on investments deemed to be low risk remain low or decline further in this time of economic uncertainty.

Credit rating downgrades would increase our financing costs and could subject us to operational risk.

Both Moody’s and Standard & Poor’s downgraded MMC’s senior debt credit rating in late 2004 and S&P announced a further downgrade in December 2007. Currently, MMC’s senior debt is rated Baa2 by Moody’s and BBB- by S&P. These ratings are the next-to-lowest investment grade rating for Moody’s, and the lowest investment-grade rating for S&P.

If we need to raise capital in the future (for example, in order to fund maturing debt obligations or finance acquisitions or other initiatives), any further credit rating downgrade would increase our financing costs, and could limit our access to financing sources. Further, we believe that a downgrade to a rating below investment-grade could result in greater operational risks through increased operating costs and increased competitive pressures.

Our pension obligations may cause MMC’s earnings and cash flows to fluctuate.

MMC has significant pension obligations to its current and former employees, totaling approximately $8.5 billion at December 31, 2008. The magnitude of our worldwide pension plans means that our earnings are comparatively sensitive to factors such as equity and bond market returns, the assumed interest rates we use to discount our pension liabilities, rates of inflation and mortality assumptions. Variations in any of these factors could cause significant fluctuation in our earnings from year to year and may result in increased levels of contributions to our pension plans.

Acquisitions and Dispositions

We face risks when we acquire and dispose of businesses.

We have a history of making acquisitions, including our $1.9 billion acquisition of Kroll in July 2004 and a total of 44 acquisitions in the period 2005-2008 for aggregate purchase consideration of $593 million. We have also exited various businesses, including the sale of Putnam in August 2007 and the divestiture of three separate restructuring businesses — one in the U.S. and two in the U.K. — in 2008. We expect that targeted acquisitions and dispositions will continue to be part of our business strategy. Our success in this regard will depend on our ability to identify appropriate acquisition and disposition candidates and to complete with favorable results the transactions we decide to pursue.

While we intend that our acquisitions will improve our competitiveness and profitability, we cannot be certain that our past or future acquisitions will be accretive to earnings or otherwise meet our operational or strategic expectations. Acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses, and acquired businesses may not achieve the levels of revenue, profit or productivity we anticipate or otherwise perform as we expect. In addition, if the operating performance of an acquired business deteriorates significantly, we may need to write down the value of the goodwill and other acquisition-related intangible assets recorded on our balance sheet. Given the significant size of MMC’s goodwill and intangible assets, a write-down of this sort could have a material adverse effect on our results of operations in any given period. As of December 31, 2008, MMC’s consolidated balance sheet reflected $7.2 billion of goodwill and intangible assets, representing approximately 47 percent of MMC’s total consolidated assets and allocated by reporting segment as follows: Risk and Insurance Services, $3.7 billion; Consulting, $2 billion; and Risk Consulting and Technology, $1.1 billion.

When we dispose of businesses we are subject to the risk, contractually agreed or otherwise, of post-transaction liabilities. For example, as described in Note 16 to our consolidated financial statements included under Part II, Item 8 of this report, we have retained certain contingent litigation liabilities relating to Putnam.

RISKS RELATING TO OUR RISK AND INSURANCE SERVICES SEGMENT

Our Risk and Insurance Services segment, conducted through Marsh and Guy Carpenter, represented 47 percent of MMC’s total operating segment revenue in 2008. Our business in this segment is subject to particular risks.

Volatility or declines in premiums and other market trends may significantly impede our ability to improve revenues and profitability.

A significant portion of our Risk and Insurance Services revenue consists of commissions paid to us out of the premiums that insurers and reinsurers charge our clients for coverage. We have no control over premium rates, and our revenues and profitability are subject to change to the extent that premium rates fluctuate or trend in a particular direction. The potential for changes in premium rates is significant, due to the general phenomenon of pricing cyclicality in the commercial insurance and reinsurance markets.

In addition to movements in premium rates, our ability to generate premium-based commission revenue may be challenged by the growing availability of alternative methods for clients to meet their risk-protection needs. This trend includes a greater willingness on the part of corporations to “self-insure;” the use of so-called “captive” insurers; and the advent of capital markets-based solutions to traditional insurance and reinsurance needs.

We may not be as successful as we hope in implementing Marsh’s evolving business model and otherwise coping with changing modes of compensation in the insurance brokerage industry.

In late 2004, Marsh made significant changes to its business model, including the elimination of market service/contingent commission agreements with insurers. The elimination of market service revenue has negatively affected our financial results. In 2004, we recognized market service revenue of $516 million, relating to insurance placements made before October 1, 2004. By contrast, in 2005, 2006, 2007 and 2008 respectively, we recognized $114 million, $43 million, $3 million and $1.7 million of market service revenue relating to placements made before October 1, 2004. In addition to lost revenue, Marsh has and will likely continue to incur significant costs to ensure compliance with this business model and to provide disclosure relating thereto.

Although other large insurance brokers have similarly terminated the use of contingent commission agreements, many specialist, regional and local insurance brokers have not. To date, there has been no regulatory action to end the use of contingent commission arrangements throughout the brokerage industry, and it is therefore unclear to what extent many of our competitors will continue to accept contingent commission revenue. It is possible that Marsh will continue indefinitely to suffer competitive disadvantage compared to the brokers that have not given up the use of contingent commission arrangements. If that occurs, Marsh would continue to face pressure on its revenues, operating margin and market share.

In addition to the possibility of continued competitive disadvantage as described above, Marsh faces risks relating to the implementation of its new business model. Marsh is currently seeking to increase revenue through higher commissions and fees that are disclosed to its clients, and to generate profitable revenue growth by focusing on the provision of value-added risk advisory services beyond traditional brokerage activities. Marsh’s current business and compensation model continues to evolve and in some respects remains untested, including Marsh’s creation of placement hubs and the launch of Marsh & McLennan Agency for the small and emerging growth sector. We cannot be certain that it will generate the profitable revenue growth we are targeting. The inability to derive adequate revenues from Marsh’s current business and compensation model may significantly impede improvement in our operating results and profitability.

Results in our Risk and Insurance Services segment may be adversely affected by a general decline in economic activity.

Demand for many types of insurance and reinsurance generally rises and falls as economic growth expands or slows. This dynamic affects the level of commissions and fees generated by Marsh and Guy Carpenter. To the extent our clients become adversely affected by declining business conditions, they may choose to limit their purchases of insurance and reinsurance coverage, as applicable, which would inhibit our ability to generate commission revenue; and may decide not to purchase our risk advisory services, which would inhibit our ability to generate fee revenue. Moreover, a growing number of insolvencies and combinations associated with an economic downturn, especially insolvencies and combinations in the insurance industry, could adversely affect our brokerage business through the loss of clients or by hampering our ability to place insurance and reinsurance business. Guy Carpenter is especially susceptible to this risk given the limited number of insurance company clients and reinsurers in the market place.

RISKS RELATING TO OUR CONSULTING AND RISK CONSULTING AND TECHNOLOGY SEGMENTS

Our Consulting segment, conducted through Mercer and Oliver Wyman Group, represented 45 percent of our total operating segment revenue in 2008. Our Risk Consulting and Technology segment, conducted through Kroll, represented 8 percent of our total operating segment revenue in 2008. Our businesses in these two segments are subject to particular risks.

Demand for our services might decrease for various reasons, including a general economic downturn, a decline in a client’s or an industry’s financial condition, or changes in government regulation.

Our Consulting and Risk Consulting and Technology segments have historically achieved significant annual revenue growth. Despite this history, however, the current global economic conditions have resulted in negative impacts on businesses and financial institutions, and financial services entities in particular. Many of our clients, especially in the financial services industry, have been reducing expenses, including amounts spent on consulting services. The evolving needs or financial circumstances of our clients may challenge our ability to increase revenues and profitability and reduce demand for our services. If the economy or markets in which we operate experience continued weakness at current levels or deteriorate further, our business, financial condition and results of operations could be materially and adversely affected.

In addition, demand for many of Mercer’s benefits services is affected by government regulation and tax rules, which drive our clients’ needs for benefits-related services. For example, significant changes in government regulations affecting the value, use or delivery of benefits and human resources programs, including changes in regulations relating to health and welfare plans, defined contribution plans, or defined benefit plans, may adversely affect the demand for or profitability of Mercer’s services.

Our profitability may suffer if we are unable to achieve or maintain adequate utilization and pricing rates for our consultants.

The profitability of our Consulting and Risk Consulting and Technology businesses depends in part on ensuring that our consultants maintain adequate utilization rates (i.e., the percentage of our consultants’ working hours devoted to billable activities). Our utilization rates are affected by a number of factors, including:

•	our ability to transition consultants promptly from completed projects to new assignments, and to engage newly hired consultants quickly in revenue-generating activities;

•	our ability to continually secure new business engagements, particularly because a portion of our work is project-based rather than recurring in nature;

•	our ability to forecast demand for our services and thereby maintain appropriate headcount in each of our geographies and workforces;

•	our ability to manage attrition;

•	unanticipated changes in the scope of client engagements;

•	the potential for conflicts of interest that might require us to decline client engagements that we otherwise would have accepted;

•	our need to devote time and resources to sales, training, professional development and other non-billable activities; and

•	general economic conditions.

The factors listed above, and therefore also our utilization rates for service personnel, have been adversely affected by recent macroeconomic conditions. If the utilization rate for our consulting professionals continues to decline, our profit margin and profitability would suffer.

In addition, the profitability of our Consulting and Risk Consulting and Technology businesses depends on the prices we are able to charge for our services. Our pricing power is affected by a number of factors, including:

•	clients’ perception of our ability to add value through our services;

•	market demand for the services we provide;

•	our ability to develop new services and the introduction of new services by competitors;

•	the pricing policies of our competitors;

•	changes in the extent to which our clients develop in-house or other capabilities to perform the services that they might otherwise purchase from us; and

•	general economic conditions.

Our pricing has also been adversely affected by the current economic crisis. If we are unable to achieve and maintain adequate billing rates for our consultants, our profit margin and profitability could suffer.

Our quarterly revenues and profitability may fluctuate significantly.

Quarterly variations in revenues and operating results at Mercer, Oliver Wyman Group and Kroll may occur due to several factors. These include:

•	the significance of client engagements commenced and completed during a quarter;

•	the unpredictability of the timing and amount of success fees;

•	the possibility that clients may decide to delay or terminate a current or anticipated project as a result of factors unrelated to our work product or progress;

•	fluctuations in consultant hiring and utilization rates and clients’ ability to terminate engagements without penalty;

•	seasonality at Mercer due to the impact of regulatory deadlines and other timing factors to which our clients are subject;

•	the success of our strategic acquisitions, alliances or investments;

•	macroeconomic factors such as changes in foreign exchange rates, interest rates and global securities markets; and

•

general economic conditions, since results of operations in our Consulting and Risk Consulting and Technology businesses are directly affected by the levels of business activity of our clients, which in turn are affected by the level of economic activity in the industries and markets that they serve.

A significant portion of total operating expenses at Mercer, Oliver Wyman Group and Kroll is relatively fixed. Therefore, a variation in the number of client assignments or in the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results for these businesses.

If we are unable to collect our receivables or unbilled services, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. There is no guarantee that we will accurately assess the creditworthiness of our clients. Macroeconomic conditions could also result in financial difficulties for our clients, and as a result could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. The increasing number of insolvencies in the current economic environment and the numerous bankruptcy laws to which they are subject could also adversely affect our ability to collect receivables or unbilled services. Timely collection of client balances depends on our ability to complete our contractual commitments and bill and collect our contracted revenues. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

Acceleration of the shift by employers from defined benefit plans to defined contribution plans could adversely affect Mercer’s operating results.

Mercer currently provides clients with actuarial and consulting services relating to both defined benefit and defined contribution plans. Defined benefit pension plans generally require more services than defined contribution plans because defined benefit plans typically involve large asset pools, complex calculations to determine employer costs, funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. Recent regulatory initiatives in the United States and certain European countries may result in companies either discontinuing or curtailing defined benefit programs in favor of defined contribution plans. If organizations shift to defined contribution plans more rapidly than we anticipate and we do not successfully adjust our service offerings to take account of that change, Mercer’s operating results could be adversely affected.

USE OF PROCEEDS

This prospectus relates to shares of common stock, which we may offer from time to time in connection with acquisitions of businesses, assets or securities. Other than the businesses, assets or securities acquired, there will be no proceeds to us from these offerings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Nine Months Ended September 30,
2008(a)	2007	2006	2005	2004	2009(a)	2008(a)
2.6	3.0	2.9	1.6	1.8	3.2	2.6

(a)	Earnings for this period excludes the non-cash goodwill impairment charge of $315 million and $540 million recorded in the Risk Consulting & Technology segment in 2009 and 2008, respectively.

DESCRIPTION OF CAPITAL STOCK

The following description is based upon our restated certificate of incorporation, our by-laws and applicable provisions of law. We have summarized certain portions of the restated certificate of incorporation and by-laws below. The summary is not complete. The restated certificate of incorporation and by-laws are incorporated by reference into this prospectus in their entirety. You should read the restated certificate of incorporation and by-laws for the provisions that are important to you.

MMC’s authorized capital stock consists of 1,600,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of November 30, 2009.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends when and if declared by the board of directors out of legally available funds.

Liquidation and Dissolution. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors’ Liability

Our restated certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

•	for any breach of the director’s legal duty to act in the best interests of MMC and its stockholders;

•	for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law;

•	for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

•	for transactions where the director derived an improper personal benefit.

Our restated certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

Transfer Agent and Registrar

The Bank of New York Mellon is transfer agent and registrar for the common stock.

Provisions of MMC’s Restated Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. On July 17, 2008, our restated certificate of incorporation was amended to eliminate the board of directors’ classified structure by the 2011 annual meeting. Directors who have been elected to three-year terms prior to July 17, 2008 will complete those terms. Beginning with the 2009 annual meeting, directors whose previous terms are expiring will be subject to election for a one-year term expiring at the next annual meeting. Thus, beginning with the 2011 annual meeting, the entire board of directors will be elected annually. The number of directors of MMC is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. MMC’s board of directors will not be entirely declassified until the 2011 annual meeting. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. MMC’s by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director not earlier than 5:00 p.m. Eastern Time on the 120th day and not later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (x) the 90th day prior to the date of such annual meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by MMC.

No Action By Written Consent. Our restated certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

10% Stockholder Provision. Article Eighth of our restated certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, our restated certificate of incorporation and our by-laws that otherwise apply would govern the vote. Article Eighth does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the restated certificate of incorporation.

Transactions covered by Article Eighth include:

•	mergers of MMC or any of its subsidiaries with a 10% stockholder,

•	sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder,

•	sales of all or any substantial part of the assets of a 10% stockholder to MMC,

•	the issuance or delivery of securities of MMC or any of its subsidiaries to a 10% stockholder, or of securities of a 10% stockholder to MMC,

•	any substantial loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

•	the adoption of a plan for the voluntary dissolution or liquidation of MMC or amendment to MMC’s by-laws,

•	any reclassification of securities or recapitalization of MMC or other transaction which increases a 10% stockholder’s proportionate share of any class of MMC’s capital stock, or

•	any agreement or other arrangement to do any of the foregoing.

A 10% stockholder is described in Article Eighth as an “Interested Stockholder.” A 10% stockholder is generally considered to be any other corporation, person or entity which:

•	beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, or

•	is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.

The following are not considered to be 10% stockholders:

•	MMC and any of its subsidiaries, and

•	any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

An unbiased director is described in Article Eighth as a “Disinterested Director.” An unbiased director is generally considered to be a director who:

•	is not related to a 10% stockholder, and was a member of the board of directors prior to the time that the relevant 10% stockholder became a 10% stockholder, or

•	is a successor to an unbiased director, who is not related to a 10% stockholder and was nominated by a majority of unbiased directors.

A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

Article Eighth may not be changed or repealed without the affirmative vote of the holders of a majority of MMC’s outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in Article Eighth, the standard voting requirements of Delaware law, our restated certificate of incorporation and our by-laws that otherwise apply will govern the vote.

Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of MMC’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of MMC’s capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock, or

•

the interested stockholder owns at least 85% of the outstanding voting stock of MMC as a result of the transaction in which such stockholder acquired 15% or more of MMC’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

General. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board of directors can issue more than one series of preferred stock. The board of directors has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, sinking fund provisions, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting Rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

PLAN OF DISTRIBUTION

The shares of MMC common stock covered by this prospectus are available for use in connection with acquisitions by us of other businesses, assets or securities in business combination transactions. The consideration offered by us in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash, assets, debt or other securities, or assumption by us of liabilities of the businesses, assets or securities being acquired, or a combination. The amount and type of consideration we will offer and the other specific terms of each acquisition will be determined by negotiations with the owners or the persons who control the businesses, assets or securities to be acquired after taking into account the current and anticipated future value of such businesses, assets or securities, along with all other relevant factors. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries. The shares of common stock issued to the owners of the businesses, assets or securities to be acquired normally are valued at a price reasonably related to the market value of such common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.

All expenses of this registration will be paid by us. It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, finders’ fees or brokers’ commissions may be paid from time to time in connection with specific acquisitions, and the fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving a fee may be deemed to be an underwriter within the meaning of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, which are all filings we have made pursuant to Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the date of the filing of the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Current Reports on Form 8-K dated March 18, 2009, April 8, 2009, August 28, 2009, September 15, 2009, September 16, 2009, September 17, 2009, October 8, 2009, November 13, 2009 and November 30, 2009;

•	Registration Statement on Form 8-A dated October 10, 1997, as amended by the amendment on Form 8-A/A dated January 26, 2000, and as further amended by the amendment on Form 8-A/A dated June 20, 2002.

With respect to each offering of securities under this prospectus, we also incorporate by reference all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of that offering under this prospectus.

MMC will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345-5000).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference in this prospectus contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy and share repurchase programs; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; the impact of changes in accounting rules; and changes in senior management.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•

our exposure to potential liabilities arising from errors and omissions claims against us, including claims of professional negligence in providing actuarial services, such as those alleged by the Alaska Retirement Management Board in a pending lawsuit against Mercer that is scheduled for trial in the summer of 2010;

•	the impact of current economic and financial market conditions on our results of operations and financial condition;

•	the impact on our consulting segment of pricing trends, utilization rates, the general economic environment and legislative changes affecting client demand;

•	the potential impact of legislative, regulatory, accounting and other initiatives which may be taken in response to the current financial crisis;

•

our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to government officials;

•	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	the impact on our net income caused by fluctuations in foreign exchange rates;

•	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

•	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

•

the impact of competition, including with respect to pricing, the emergence of new competitors, and the fact that many of Marsh’s competitors are not constrained in their ability to receive contingent commissions;

•	our ability to successfully obtain payment from our clients of the amounts they owe us for work performed;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	our ability to successfully recover should we experience a disaster or other business continuity problem;

•	changes in applicable tax or accounting requirements; and

•

potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertainties in income taxes and ASC Topic No. 350 (“Intangibles — Goodwill and Other”), including the effect of any subsequent adjustments to the estimates MMC uses in applying these accounting standards.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s most recently filed Annual Report on Form 10-K.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the Company’s retrospective adjustment of the financial statements for discontinued operations, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, upon the authority of said firm as an expert in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as employees and other individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI, Section 6.01 of MMC’s by-laws provides for indemnification by MMC of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. MMC’s restated certificate of incorporation provides for such limitation of liability.

MMC maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty, misstatement, error or omission committed in their capacity as directors or officers of MMC. Such policies of insurance also provide coverage to MMC with respect to payments which may be made by MMC to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated herein by reference.

Exhibit Number	Description of Exhibits

3.1	Restated Certificate of Incorporation, incorporated by reference to MMC’s Current Report on Form 8-K dated July 18, 2008.

3.2	Amended and Restated By-Laws, incorporated by reference to MMC’s Current Report on Form 8-K dated September 17, 2009.

5.1	Opinion of Davis Polk & Wardwell LLP.

12.1	Statement re: Computation of ratio of earnings to fixed charges, incorporated by reference to MMC’s Current Report on Form 8-K dated November 30, 2009.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1 – 24.12	Powers of Attorney.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on November 30, 2009.

MARSH & McLENNAN COMPANIES, INC.

By:	/S/ BRIAN DUPERREAULT
Name:	Brian Duperreault
Title:	Chief Executive Officer & President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BRIAN DUPERREAULT Brian Duperreault	Director, Chief Executive Officer and President (Principal Executive Officer)	November 30, 2009

/S/ VANESSA A. WITTMAN Vanessa A. Wittman	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	November 30, 2009

/S/ ROBERT J. RAPPORT Robert J. Rapport	Senior Vice President and Controller (Principal Accounting Officer)	November 30, 2009

/S/ LESLIE M. BAKER, JR. Leslie M. Baker, Jr.	Director	November 30, 2009

/S/ ZACHARY W. CARTER Zachary W. Carter	Director	November 30, 2009

/S/ OSCAR FANJUL Oscar Fanjul	Director	November 30, 2009

/S/ STEPHEN R. HARDIS Stephen R. Hardis	Director	November 30, 2009

/S/ GWENDOLYN S. KING Gwendolyn S. King	Director	November 30, 2009

/S/ THE RT. HON. LORD LANG OF MONKTON, DL The Rt. Hon. Lord Lang of Monkton, DL	Director	November 30, 2009

/S/ BRUCE NOLOP Bruce Nolop	Director	November 30, 2009

Signature	Title	Date

/S/ MARC D. OKEN Marc D. Oken	Director	November 30, 2009

/S/ MORTON O. SCHAPIRO Morton O. Schapiro	Director	November 30, 2009

Adele Simmons	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

3.1	Restated Certificate of Incorporation, incorporated by reference to MMC’s Current Report on Form 8-K dated March 24, 2008.

3.2	Amended and Restated By-Laws, incorporated by reference to MMC’s Current Report on Form 8-K dated September 17, 2009.

5.1	Opinion of Davis Polk & Wardwell LLP.

12.1	Statement re: Computation of ratio of earnings to fixed charges, incorporated by reference to MMC’s Current Report on Form 8-K dated November 30, 2009.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1 – 24.12	Powers of Attorney.